Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE April 25, 2007	For More Information Contact: Susan Knight, Chief Financial Officer (952) 937-4000 Paul Runice, Treasurer (952) 937-4003

MTS Reports Second Quarter EPS of $0.56, Raises Full Year Guidance

Eden Prairie, Minn., April 25, 2007 – MTS Systems Corporation (NASDAQ: MTSC) today reported second quarter earnings of $0.56 per diluted share on net income of $10.3 million, a decrease of 3 percent compared to earnings of $0.58 per diluted share on net income of $11.3 million for second quarter fiscal 2006.

“Revenue and earnings results for the second quarter were in line with our expectations,” said Sidney W. Emery, Jr., Chairman and CEO. “Orders growth of 19 percent was excellent, following 15 percent growth in the first quarter. The second quarter revenue and EPS reflect healthy operating performance in Test and robust worldwide growth in Sensors. Considering the solid first half results, together with our outlook for a strong second half of the year, we are raising our full year guidance. The revised outlook for fiscal 2007 revenue is $405-$415 million, compared to the previous outlook of $400-$410 million, and the revised outlook for EPS is $2.15-$2.25, versus our previously communicated guidance range of $2.10-$2.20.”

Second quarter orders totaled $97.0 million, an increase of 19 percent compared to orders of $81.5 million for second quarter fiscal 2006, primarily driven by Test segment orders in North America and Asia and worldwide growth in the Sensors segment, as well as an estimated $2.4 million favorable impact of currency translation. Backlog decreased 2 percent in the quarter, from $208 million to $204 million. This compares to backlog of $195 million at the end of second quarter fiscal 2006.

Revenue for the second quarter totaled $101.8 million, a 1 percent decrease compared to revenue of $102.9 million for second quarter fiscal 2006. This decrease was primarily due to decreased custom business in Test, partially offset by continued growth in Sensors and an estimated $3.4 million favorable impact of currency translation.

Gross profit for second quarter was $45.9 million, flat compared to gross profit of $45.8 million for second quarter fiscal 2006. Gross margin rate for the second quarter was strong, at 45.1 percent, compared to 44.5 percent for second quarter fiscal 2006. Margin associated with increased volume in Sensors offset the impact of unfavorable product mix in Test. Second quarter income from operations totaled $16.7 million, a decrease of 2 percent compared to income from operations of $17.1 million for second quarter fiscal 2006. This decrease in income from operations was primarily due to planned increases in sales, marketing and R&D spending.

Second quarter net income was $10.3 million, a decrease of 9 percent compared to net income of $11.3 million for second quarter fiscal 2006. This decrease was driven by lower income from operations and a $1.1 million unfavorable impact of foreign currency transaction losses. Reduced shares outstanding positively impacted earnings per diluted share by $0.03 for the quarter.

Cash, cash equivalents and short-term investments at the end of the second quarter totaled $117 million, compared to $115 million at the end of first quarter 2007. The Company generated positive operating cash flow of $31.3 million in the second quarter, of which $23.8 million was used to purchase approximately 600,000 shares of the Company’s common stock.

MTS News Release

Segment Results

Test Segment:

Second quarter orders for the Test segment were $77.3 million, an increase of 19 percent compared to orders of $65.1 million for second quarter fiscal 2006, reflecting an increase in North America and Asia and an estimated $1.5 million favorable impact of currency translation, partially offset by decreased volume in Europe. Orders included one large custom order in excess of $5 million. Backlog decreased 3 percent in the quarter, from $200 million to $195 million. Second quarter revenue was $82.9 million, a decrease of 5 percent compared to $87.0 million for second quarter fiscal 2006, reflecting decreased project revenue, partially offset by an estimated $2.6 million favorable impact of currency translation. Second quarter gross profit was $35.5 million, a decrease of 5 percent compared to $37.4 million for second quarter fiscal 2006, primarily due to decreased volume and unfavorable product mix, partially offset by an estimated $0.6 million favorable impact of currency translation. Income from operations for second quarter fiscal 2007 was $12.8 million, a decrease of 12 percent compared to income from operations of $14.6 million for second quarter fiscal 2006.

Sensors Segment:

Second quarter orders for the Sensors segment were $19.7 million, an increase of 20 percent compared to orders of $16.4 million for second quarter fiscal 2006, reflecting business growth in all geographies and an estimated $0.9 million favorable impact of currency translation. Backlog increased 13 percent in the quarter, from $8 million to $9 million. Second quarter revenue was $18.9 million, an increase of 19 percent compared to revenue of $15.9 million for second quarter fiscal 2006, driven by increased worldwide volume and an estimated $0.8 million favorable impact of currency translation. Second quarter gross profit was $10.4 million, an increase of 24 percent compared to $8.4 million for second quarter fiscal 2006, reflecting increased volume, improved capacity utilization, and an estimated $0.4 million favorable impact of currency translation. Income from operations for second quarter fiscal 2007 was $3.9 million, an increase of 56 percent compared to income from operations of $2.5 million for second quarter fiscal 2006, primarily due to increased gross profit, partially offset by planned increases in operating expenses.

Second Quarter Conference Call

A conference call will be held on Thursday, April 26, 2007, at 10:00 a.m. EDT (9:00 a.m. CDT). Call +1-706-634-9986; and state the Conference ID “5631947”. Telephone re-play will be available through 11:59 p.m. EDT, May 3, 2007. Call +1-706-645-9291.

If you prefer to listen live over the Internet, please log on to the web at <http://www.mts.com/news/financial_news.htm> and click on the webcast event notice. The webcast will be archived through 11:59 p.m. EDT, July 24, 2007.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware, software and service solutions help customers accelerate and improve their design, development and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors enhance control to improve the productivity and safety of fixed and mobile industrial equipment. MTS had 1,510 employees and revenue of $397 million for the fiscal year ended September 30, 2006. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the factors discussed above, other important risk factors are delineated in the Company’s most recent SEC Form 10-Q and 10-K filings.

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Statements of Income

(unaudited - in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31, 2007	April 1, 2006	March 31, 2006	April 1, 2006
Revenue:
Product	$87,365	$89,035	$172,521	$168,524
Service	14,465	13,833	28,365	26,187
Total revenue	101,830	102,868	200,886	194,711
Cost of sales:
Product	48,755	50,882	98,606	95,897
Service	7,206	6,205	14,303	12,464
Total cost of sales	55,961	57,087	112,909	108,361
Gross profit	45,869	45,781	87,977	86,350

Operating expenses:
Selling and marketing	17,293	15,933	34,232	31,937
General and administrative	7,810	8,896	15,823	17,000
Research and development	4,847	4,694	9,381	8,841
Total operating expenses	29,950	29,523	59,436	57,778

Gain on sale of assets	763	860	763	860

Income from operations	16,682	17,118	29,304	29,432

Interest expense	(331)	(415)	(669)	(869)
Interest income	958	782	1,883	1,464
Other (expense) income, net	(885)	302	(810)	327

Income before income taxes	16,424	17,787	29,708	30,354
Provision for income taxes	6,093	6,488	9,260	11,099
Net income	$10,331	$11,299	$20,448	$19,255

Earnings per share:
Basic-
Earnings per share	$0.57	$0.59	$1.12	$1.00
Weighted average number of common shares outstanding - basic	18,159	19,072	18,200	19,263

Diluted-
Earnings per share	$0.56	$0.58	$1.10	$0.97
Weighted average number of common shares outstanding - diluted	18,536	19,580	18,568	19,792

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Balance Sheets

(unaudited - in thousands, except per share data)

	March 31, 2007	September 30, 2006
ASSETS

Current Assets:
Cash and cash equivalents	$99,905	$97,962
Short-term investments	17,490	23,575
Accounts receivable, net of allowances for doubtful accounts	65,471	72,997
Unbilled accounts receivable	36,125	27,132
Inventories	43,747	40,480
Prepaid expenses	4,284	3,180
Current deferred tax assets	5,430	5,134
Other current assets	499	1,065
Assets of discontinued operations	241	803
Total current assets	273,192	272,328

Property and Equipment:
Land	1,668	1,668
Buildings and improvements	43,291	42,072
Machinery and equipment	85,086	78,651
Accumulated depreciation	(82,987)	(78,777)
Total property and equipment, net	47,058	43,614

Goodwill	4,513	4,466
Other assets	3,385	2,102
Non-current deferred tax assets	1,801	1,613
Total Assets	$329,949	$324,123

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Current Liabilities:
Notes payable	$238	$222
Current maturities of long-term debt	6,683	6,683
Accounts payable	18,933	17,090
Accrued payroll and related costs	24,769	29,273
Advance payments from customers	58,665	51,356
Accrued warranty costs	5,582	5,894
Accrued income taxes	5,013	512
Current deferred income taxes	5,093	4,643
Other accrued liabilities	11,894	15,125
Total current liabilities	136,870	130,798

Deferred income taxes	2,544	2,487
Long-term debt, less current maturities	7,837	8,990
Other long-term liabilities	13,728	12,527
Total Liabilities	160,979	154,802

Shareholders’ Investment:
Common stock, $.25 par; 64,000 shares authorized: 17,680 and 18,216 shares issued and outstanding	4,420	4,554
Retained earnings	149,199	152,657
Accumulated other comprehensive income	15,351	12,110
Total shareholders’ investment	168,970	169,321
Total Liabilities and Shareholders’ Investment	$329,949	$324,123

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Statements of Cash Flows

(unaudited - in thousands)

	Three Months Ended		Six Months Ended
	March 31, 2007	April 1, 2006	March 31, 2007	April 1, 2006
Cash flows from operating activities:
Net income	$10,331	$11,299	$20,448	$19,255
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,018	1,971	3,949	3,869
Gain on sale of assets	(763)	(860)	(763)	(860)
Deferred income taxes	(13)	—	(192)	—
Bad debt provision	32	42	70	113
Stock-based compensation	1,309	1,226	2,624	2,142
Equity compensation income tax benefits	(381)	(811)	(539)	(971)

Changes in operating assets and liabilities:
Accounts and unbilled contracts receivable	3,034	(6,500)	428	(14,759)
Inventories	(2,072)	(2,323)	(2,597)	(2,261)
Prepaid expenses	95	(1,234)	(1,525)	(3,522)
Other assets	1,135	795	(2,188)	406
Accounts payable	2,337	512	1,634	1,447
Accrued payroll and related costs	4,085	4,300	(3,548)	(5,864)
Advance payments from customers	8,608	(8,917)	6,561	9,171
Accrued warranty costs	(184)	(563)	(412)	(825)
Other current liabilities	1,725	2,505	2,975	5,374
Operating activities of discontinued operations	8	(380)	546	(463)
Net cash provided by operating activities	31,304	1,062	27,471	12,252

Cash flows from investing activities:
Additions to property and equipment	(3,954)	(2,326)	(5,840)	(3,939)
Proceeds from maturity of short-term investments	21,885	54,277	29,385	90,632
Purchases of short-term investments	(16,250)	(23,125)	(23,300)	(37,007)
Net proceeds from sale of businesses	1,000	400	1,000	(90)
Net cash provided by investing activities	2,681	29,226	1,245	49,596

Cash flows from financing activities:
Net proceeds under short-term borrowings	3	71	15	53
Payments of long-term debt	(1,154)	(1,162)	(1,154)	(1,178)
Equity compensation income tax benefits	381	811	539	971
Cash dividends	(4,036)	(1,865)	(6,062)	(3,856)
Proceeds from exercise of stock options and employee stock purchase plan	1,763	2,096	2,358	2,600
Payments to purchase and retire common stock	(23,784)	(37,331)	(25,869)	(59,508)
Net cash used in financing activities	(26,827)	(37,380)	(30,173)	(60,918)

Effect of exchange rate on changes in cash	860	1,501	3,400	86

Net increase (decrease) in cash and cash equivalents	8,018	(5,591)	1,943	1,016

Cash and cash equivalents, at beginning of period	91,887	89,750	97,962	83,143
Cash and cash equivalents, at end of period	$99,905	$84,159	$99,905	$84,159

Supplemental disclosure of cash flow information:
Cash paid during the period for -
Interest expense	$272	$392	$546	$785
Income taxes	$4,139	$1,990	$4,963	$7,207